Filed pursuant to Rule 433

Registration No. 333-200750

May 11, 2015

PRICING TERM SHEET

Issuer:	Appalachian Power Company
Expected Ratings*:	Baa1 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services
Designation:	Senior Notes, Series V, due 2025	Senior Notes, Series W, due 2045
Principal Amount:	$300,000,000	$350,000,000
Maturity:	June 1, 2025	June 1, 2045
Coupon:	3.400%	4.450%
Interest Payment Dates:	June 1 and December 1
First Interest Payment Date:	December 1, 2015
Treasury Benchmark:	2.000% due February 15, 2025	3.000% due November 15, 2044
Treasury Yield:	2.242%	2.994%
Reoffer Spread:	T+ 120 basis points	T+ 150 basis points
Yield to Maturity:	3.442%	4.494%
Price to Public:	99.645% of the principal amount thereof	99.277% of the principal amount thereof
Transaction Date:	May 11, 2015
Settlement Date:	May 18, 2015 (T+5)
Redemption Terms:
Make-whole call:	Prior to March 1, 2025 at a discount rate of the Treasury Rate plus 20 basis points	Prior to December 1, 2044 at a discount rate of the Treasury Rate plus 25 basis points
Par call:	On or after March 1, 2025 at par	On or after December 1, 2044 at par
Minimum Denomination:	$1,000 and integral multiples in excess thereof
CUSIP/ISIN:	037735CU9/US037735CU97	037735CV7/US037735CV70
Joint Book-Running Managers:	Goldman, Sachs & Co. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	Fifth Third Securities, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated PNC Capital Markets LLC RBC Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman, Sachs & Co., toll-free at 1-866-471-2526, U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.